Exhibit 10.24

2015 PLUM CREEK TIMBER COMPANY, INC.
AWARD AGREEMENT
This AWARD AGREEMENT made as of the 3rd day of February 2015 (the “Agreement”), between Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), and the individual identified on the Award Agreement Acceptance attached hereto (the “Acceptance”), an employee of Plum Creek Timberlands, L.P., a subsidiary of the Company (“Employee”). In recognition of the important contributions that Employee makes to the success of the Company, and in consideration of the mutual agreements and other matters set forth herein and in the 2012 Plum Creek Timber Company, Inc. Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), which Plan is incorporated herein by reference as a part of this Agreement, the Company hereby grants to Employee under the Plan the following long-term incentive awards on the terms and conditions set forth below.
A. Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Plan. The following definitions will apply for purposes of this Agreement:

1.	“Award” means an Award of Restricted Stock Units or Value Management Award granted hereunder and under the Plan.

2.	“Grant Date” means the date of this Agreement.

3.	“Peer Group” means the Company’s peer group set forth in Section C.3. hereof.

4.	“Performance Goals” means the performance goals set forth in Section C.4 hereof.

5.	“Performance Period” means the three-year period beginning on January 1, 2015 and ending on December 31, 2017.

6.	“Restricted Period” means the four-year period beginning on the Grant Date and ending on February 3, 2019.

7.	“Securities Act” means the Securities Act of 1933, as amended.

8.	“Total Shareholder Return” means a computation consisting of the price appreciation or depreciation of the Stock, plus dividends paid, as calculated by the Committee in its reasonable discretion.

9.
“Vested” or “Vesting” means that portion of the Restricted Stock Units that are paid and transferred to Employee in shares of Stock and as to which Employee has acquired a non-forfeitable right in accordance with the vesting schedule in Section B.2.

10.	“Vesting Dates” means the dates set forth in the vesting schedule in Section B.2 of this Agreement.

Exhibit 10.24

B.	Restricted Stock Unit Award.
1. Grant of Restricted Stock Units. The Company hereby grants to Employee that number of Restricted Stock Units as is set forth in the Acceptance, on the terms and conditions set forth herein and in the Plan, and subject to such other restrictions, if any, as may be imposed by law.
2. Vesting and Payment of Restricted Stock Units. The Restricted Stock Units shall be Vested in 25% increments each year of the Restricted Period on February 3rd, conditioned upon Employee’s continued employment with the Company as of each Vesting Date during the Restricted Period, all according to the following schedule:

Date	Percentage of Vested Units
Prior to February 3, 2016	0%
February 3, 2016	25%
February 3, 2017	50%
February 3, 2018	75%
February 3, 2019	100%
Within a reasonable period of time after each Vesting Date (and in no event later than the March 15th following the year in which the applicable Vesting Date occurs), the Company shall pay and transfer to Employee a number of shares of Stock equal to the aggregate number of Restricted Stock Units that Vested on such Vesting Date. In the event that Employee’s employment with the Company terminates prior to the end of the Restricted Period for any reason other than a termination of employment due to death or Disability or in accordance with Section 10(b) of the Plan (qualifying terminations of employment within one year following a Change in Control), then any portion of Restricted Stock Units that has not then become Vested shall be forfeited automatically.
Notwithstanding anything herein to the contrary, upon a Change in Control, the Restricted Stock Units shall be subject to Section 10 of the Plan.

3. Cash Upon Payment of Dividends. If on any date the Company shall pay any dividend on the Stock, then the Company shall pay to Employee a cash amount equal to the product of the number of Restricted Stock Units granted hereunder multiplied by the per share amount of any such dividend (or, in the case of any dividend payable in property other than cash, the per share value of such dividend, as determined in good faith by the Board).
4. Withholding of Tax Upon Payment of Stock or Cash. Any obligation of the Company to pay and transfer to Employee Stock pursuant to Section B.2 or cash pursuant to Section B.3 shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements as determined by the Company, and in connection therewith the Company is hereby authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

C.	Value Management Award.
1. Grant of Value Management Award. The Company hereby grants to Employee a Value Management Award measured with reference to the number of units set forth in the Acceptance, on the terms and conditions set forth herein and in the Plan, and subject to such other restrictions, if any, as may be imposed by law.
2. Face Value. Each Value Management Award unit shall have a face value of $100.
3. Peer Group. For purposes of this Agreement, the Company’s peer group (the “Peer Group”) shall be comprised of three components: (a) the industry peer group companies set forth in Exhibit A to this Agreement; (b) companies in the S&P 500 Index; and (c) companies in the Morgan Stanley REIT Index; provided, that each of the foregoing Peer Group components shall be subject to equitable adjustment by the Committee in its sole discretion to the extent that one or more companies in any component grouping shall cease to maintain separate legal existence by reason of merger or legal dissolution or otherwise, or shall no longer be part of the applicable index. For purposes of determining values earned for the Value Management Award units granted hereby, the components of the Peer Group will be given the following weightings: industry group 25%; S&P group 50%; and REIT Index group 25%.

Exhibit 10.24

4. Performance Goals. The performance goals for the Value Management Award granted hereby (the “Performance Goals”) shall constitute a measure of Total Shareholder Return over the Performance Period, relative to that of the Peer Group, as set forth below:

Relative Performance	Value Management Award Earned
At or above the 85th percentile	200% of face value

Between the 25th and 85th percentiles	Sliding scale between 0% and 200%

Below the 25th percentile	0% of face value
Following completion of the Performance Period, the Committee will calculate the Total Shareholder Return of the Company and that of each of the companies in each component of the Peer Group, and will rank the Company’s performance by percentile for each component of the Peer Group. Upon a determination by the Committee of the Company’s relative performance for each group as weighted pursuant to Section C.3., an amount with respect to each component will be paid in accordance with Section C.5 to Employee equal to (a) the aggregate face amount of the Value Management Award multiplied by (b) the percentage amount corresponding to the identified percentile ranking as set forth above.
5. Time and Form of Payment. All payments with respect to the Value Management Award shall be made within a reasonable time following the end of the Performance Period, but in no event later than the March 15th following the end of the Performance Period. If at the end of the Performance Period Employee is in full compliance with the minimum requirements for stock ownership as set forth in the Company’s Stock Ownership Guidelines for Executive Officers, as in effect on such date, amounts earned shall be paid 100% in cash, less any required tax withholding, or a combination of cash and Stock, as elected by Employee. If at the end of the Performance Period Employee is not in full compliance with the minimum requirements for Stock ownership as set forth in the Company’s Stock Ownership Guidelines for Executive Officers, as in effect on such date, any amounts earned shall be paid in that number of shares of Stock necessary to bring Employee into full compliance with such minimum requirements up to 50% of the total amount paid, with the balance, less any required tax withholding, paid either in cash or a combination of cash and Stock as elected by Employee.
6. Termination of Employment; Change in Control. If Employee’s employment terminates for any reason prior to the completion of the Performance Period relating to the Value Management Award (other than termination due to death or Disability pursuant to Section 10 of the Plan), no Value Management Award shall be payable to Employee. Notwithstanding anything herein to the contrary, upon a Change in Control, the Value Management Award shall be subject to Section 10 of the Plan; provided, however, that the automatic vesting provisions of Section 10(b)(iii) of the Plan shall not apply to the Value Management Award and, in lieu thereof, the provisions of Sections 10(b)(i) and 10(b)(ii) of the Plan shall apply and govern the terms of Value Management Award vesting following any Change in Control; provided, further, that if the Value Management Award is vested in accordance with either Section 10(b)(i) or Section 10(b)(ii) of the Plan in connection with or following a Change in Control, as applicable, the payout of the Award shall be determined in accordance with the Performance Goals based on the greater of the Company’s actual performance or target performance as of the date the Value Management Award becomes vested as specified in, and consistent with, Section 10(b)(iii) of the Plan.
7. Withholding of Tax Upon Payment of Stock or Cash. Any obligation of the Company to pay and transfer to Employee cash or Stock pursuant to Section C.5 shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements as determined by the Company, and in connection therewith the Company is hereby authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

D.	Miscellaneous.
1. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 428 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation. Any question as to whether and when there has been a termination of such employment, and the cause of any such termination, shall be determined by the Committee in its sole discretion, and such determination shall be final.
2. Voting and Other Rights. Unless and until a certificate or certificates representing shares of Stock shall have been issued by the Company to Employee in connection with the payment of Stock in connection with Vested Restricted Stock

Exhibit 10.24

Units, or any payment of a Value Management Award made in Stock, Employee shall not be, or have any of the rights or privileges of a shareholder of the Company with respect to, shares of Stock.
3. Status of Stock. Notwithstanding any other provision of this Agreement, in the absence of an effective registration statement under the Securities Act, or an available exemption from registration under the Securities Act, for the issuance of shares of Stock in connection with any Award granted hereby, such issuance of shares of Stock will be delayed until registration of such shares of Stock is effective or an exemption from registration under the Securities Act is available. The Company intends to use its best efforts to ensure that no such delay will occur. In the event exemption from registration under the Securities Act is available, Employee, if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws. Employee agrees that the shares of Stock that Employee may acquire in connection with any Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. Employee also agrees that (a) the certificates representing such shares of Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of such shares of Stock on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of such shares of Stock.
4. Reimbursement by Employee. Employee hereby agrees that, immediately upon demand by the Committee, Employee shall reimburse the Company the entire amount of any payment made to Employee in connection with the Value Management Award or of any proceeds received by Employee from the sale of Stock acquired upon Vesting of Restricted Stock Units if: (a) the payment of the Value Management Award or the gains realized upon sale of Stock acquired upon Vesting of any Restricted Stock Units were predicated upon the achievement of financial results that were the product of fraudulent activity or were subsequently the subject of a material negative restatement of the Company’s financial statements as filed with the Securities and Exchange Commission (SEC); (b) in the Committee’s sole discretion, Employee engaged in conduct the Employee knew or reasonably should have known was in violation of SEC rules and regulations or Company policy; (c) such conduct was a direct cause of the fraudulent activity or restatement; and (d) in the Committee’s sole discretion, in light of relevant facts and circumstances, a lower payment in connection with the Value Management Award would have been made to, or lesser gains from the sale such Stock would have been realized by, Employee absent such fraudulent activity or material negative restatement.
5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington.

Exhibit 10.24

Exhibit A
Deltic Timber Corporation
International Paper Company
Louisiana-Pacific Corporation
Packaging Corporation of America
Potlatch Corporation
Rayonier Inc.
Rock-Tenn Company
Weyerhaeuser Company